EXHIBIT 10.9

STERLING FINANCIAL CORPORATION

AND STERLING SAVINGS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Sterling Financial Corporation and Sterling Savings Bank hereby adopt the Sterling Financial Corporation and Sterling Savings Bank Supplemental Executive Retirement Plan (the “Plan”), effective as of January 1, 2002.

I.  PURPOSE

The purpose of the Plan is to provide retirement benefits for highly compensated key executives of Sterling to supplement the benefits under any plans qualified under Section 401(a) of the Internal Revenue Code.

II.  DEFINITIONS

2.0                                 “Annual Salary” shall be the salary amount listed for each Participant in the Participant’s Beneficiary Designation and Acknowledgment Form.

2.1                                 “Beneficiary” means a person, designated under Section 3.9 by a Participant to receive any retirement benefits pursuant to this Plan in the event of Participant’s death.

2.2                                 “Beneficiary Designation and Acknowledgment Form” shall mean the beneficiary designation and acknowledgment form substantially in the form attached hereto as Exhibit 1.

2.3                                 “Board” shall mean the Board of Directors of Sterling.

2.4                                 “Change In Control” shall mean:

(i)                                     the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date of this Plan), other than Sterling, a Subsidiary or any employee benefit plan of Sterling or its Subsidiaries, of shares representing more than 25% of the aggregate voting power of Sterling’s voting securities;

(ii)                                  a change of twenty-five percent (rounded to the next whole person) in the membership of the Board of Directors of Sterling or any successor within a twelve-month period, unless the election or nomination for election by shareholders of each new director within such period is approved by the vote of eighty-five percent (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the said twelve-month period;

(iii)                               the good-faith determination by the Board, in its sole discretion, that any Person (other than a Subsidiary or any employee benefit plan of Sterling or its Subsidiary) has acquired direct or indirect possession of the power to direct or cause to direct the management or policies of Sterling, whether through the ability to exercise voting power, by contract or otherwise;

(iv)                              the merger, consolidation, share exchange or similar transaction between Sterling and another Person, (other than a Subsidiary) other than a merger in which Sterling is the surviving corporation; or

(v)                                 the sale or transfer (in one transaction or a series of related transactions) of all or substantially all of Sterling’s assets to another Person (other than a Subsidiary) whether assisted or unassisted, voluntary or involuntary.

2.5                                 “Class” shall mean one of the three classes under “Normal Retirement Benefit” to which a Participant may be assigned by the Committee.

2.6                                 “Committee” shall mean the Personnel Committee of the Board.

2.7                                 “Disability or Disabled” means Disability or Disabled as determined under Sterling’s long-term or permanent disability insurance policy then in effect.

2.8                                 “Early Retirement Benefit” shall mean the Normal Retirement Benefit multiplied by the Early Retirement Reduction Percentage.

2.9                                 “Early Retirement Reduction Percentage” is 5% annually for each year the Participant’s Retirement date precedes his Normal Retirement Age (e.g., the Early Retirement Reduction Percentage is 5% for a Participant retiring the year prior to obtaining Normal Retirement Age).  The Early Retirement Reduction Percentage is not to exceed 50%.   No Early Retirement Reduction Percentage will be applied to the benefits of those Participants who have completed 25 years of Service.

2.10                           “Employee” shall mean any person who is in the regular full time employment of Sterling as determined by the personnel policies of Sterling.

2.11                           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and includes applicable Department of Labor regulations.

2.12                           “Internal Revenue Code” shall mean the Internal Revenue Code of 1986 as currently effective or subsequently amended.

2.13                           “Normal Retirement Age” shall mean 67½ in the case of Class I Participants and 65 in the case of Class II and III Participants.

2.14                           “Normal Retirement Benefit” shall mean a series of annual payments (payable in monthly installments) over a number of years as set forth in the following table, as determined by the Class to which the Committee assigns a Participant, multiplied by the Vesting Percentage:

	Percentage of Annual Salary To be Received		Number of Annual Payments	Payments Commencing at Age

Class I	60		15	67 1/2

Class II	50	(1)	15	65

Class III	40	(2)	10	65

(1)          Percentage increases to 52%, 54%, 56%, 58% and 60% on the first through fifth anniversaries of the date on which the Participant entered the Plan.

(2)          Percentage increases to 42%, 44%, 46%, 48% and 50% on the first through  anniversaries of the date on which the Participant entered the Plan.

2.15                           “Participant” shall mean an Employee who has been assigned to a specific Class under this Plan by the Committee and who has executed a Beneficiary Designation and Acknowledgment Form.  Participant includes any former Participant who has a retirement benefit payable hereunder which has not been wholly paid.

2.16                           “Plan” shall mean this Sterling Financial Corporation and Sterling Savings Bank Supplemental Executive Retirement Plan as it may be amended from time to time.

2.17                           “Present Value” shall be determined by discounting the future benefit payments using a discount rate of 7 percent.

2.18                           “Retirement” means the Participant’s termination of Service with Sterling, within the meaning of Sections 3.0, 3.1, 3.2, or 3.3 below.

2.19                           “Service” means employment by Sterling as an Employee, including employment prior to the adoption of this Plan.

2.20                           “Sterling” shall mean Sterling Financial Corporation, a Washington Corporation, and Sterling Savings Bank, a Washington Savings and Loan, each of their corporate affiliates that participate in the Plan and their respective successors.

2.21                           “Subsidiary” means any corporation (whether now or hereafter existing) which constitutes a “subsidiary” of Sterling within the meaning of Section 424(f) of the Internal Revenue Code.

2.22         “Vesting Percentage” is as follows:

Years of Service with Sterling	Percent of Benefit Vested
1 Year of Service but less than 2	10%
2 Years of Service but less than 3	20%
3 Years of Service but less than 4	30%
4 Years of Service but less than 5	40%
5 Years of Service but less than 6	50%
6 Years of Service but less than 7	60%
7 Years of Service but less than 8	70%
8 Years of Service but less than 9	80%
9 Years of Service but less than 10	90%
10 Years of Service	100%

III.  PLAN BENEFITS

3.0                                 Normal Retirement:  As of the Normal Retirement Age, a Participant in Service shall be eligible to retire and commence receiving payment of his Normal Retirement Benefit on the first day of the month following Retirement.

3.1                                 Delayed Retirement:  In the event a Participant remains in Service following the Normal Retirement Age, the date he actually terminates Service for reasons other than death or Disability shall be his delayed retirement date  (“Delayed Retirement Date”).  On the first day of the month following the Delayed Retirement Date, a Participant shall commence receiving payment of his Normal Retirement Benefit.

3.2                                 Early Retirement:  Subject to all the other provisions of the Plan, in the event a Participant’s employment with Sterling terminates prior to the Normal Retirement Age for any reason other than death or Disability, he shall receive an Early Retirement Benefit but payments of the Early Retirement Benefit will commence on the first day of the month following Participant’s Normal Retirement Age.

3.3                                 Disability Retirement: In the event a Participant in Service becomes Disabled prior to Normal Retirement Age, he will be credited with Service until either his Disability ceases or he attains Normal Retirement Age, whichever is earlier.  If the Participant ceases to be Disabled prior to the Normal Retirement Age, the Participant shall be deemed to have terminated Service with Sterling as of the date he ceased to be Disabled and will commence receiving payments of the Early Retirement Benefit, unless he resumes Service with Sterling at such time.  As of the first day of the month following Normal Retirement Age, Participant will commence receiving payments of his Normal Retirement Benefits.

3.4                                 Death Due to Suicide: In the event a Participant commits suicide within 2 years of the Participant’s execution of a Beneficiary Designation and Acknowledgment Form, Sterling shall have no obligation of any nature whatsoever to the Participant or Beneficiary under this Plan.

3.5                                 Death While In Service or after Disability:  In the event a Participant dies while in Service or during the continuation of a Disability and prior to the receipt of retirement benefits, then the retirement benefit of the Participant shall be the Present Value of the Normal Retirement Benefit, except that the Normal Retirement Benefit will not be reduced by the application of the Vesting Percentage.  Such retirement benefit shall be payable in monthly installments commencing on the first day of the month following the Participant’s death.

3.6                                 Death Following Commencement of Benefit Payments:  In the event a Participant dies following commencement of retirement benefit payments under this Plan, any remaining payments shall be made to the Beneficiary of the Participant.

3.7                                 Death Following Early Retirement: In the event a Participant dies following Early Retirement and his retirement benefit payments have not commenced, his Early Retirement Benefit will be made to the Beneficiary, payable in monthly installments commencing on the first day of the month following the Participant’s death.

3.8                                 No Trust:  Sterling intends this Plan to be an unfunded plan maintained primarily to provide supplemental retirement benefits for a select group of management or highly compensated employees within the meaning of ERISA and the Internal Revenue Code and intends this Plan to be exempt from parts 2, 3, and 4, of Title I of ERISA.  Sterling’s obligation to pay benefits under this Plan is an unsecured promise to pay.  Sterling shall not be obligated under any circumstances to fund its financial obligations under this Plan prior to the date any benefits become payable pursuant to the terms of this Plan, and neither Sterling, members of the Board or Committee, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan.  No Participant or Beneficiary shall have any right, title, or interest whatsoever in or to any insurance, reserves, accounts, or funds that Sterling may purchase, establish, or accumulate to aid in providing benefits under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create a trust or fiduciary relationship of any kind between Sterling, the Board or the Committee, on one hand and a Participant, Beneficiary, or any other person on the other hand.

3.9                                 Designation of Beneficiary:  Each Participant shall have the right to designate Beneficiaries who are to succeed to his contingent right to receive benefits payments hereunder in the event of his death.  In case of a failure to designate, or in the case of the death of a designated Beneficiary without a designated successor, distributions shall be made to a Participant’s surviving spouse or, if none, to his estate.  No designation of Beneficiary or change thereof shall be valid unless a replacement Beneficiary Designation and Acknowledgment Form is signed by the Participant, dated and filed with the Committee.

IV.  CHANGE IN CONTROL

4.0                                 Change in Control:  If a Change In Control of Sterling occurs while the Participant is in Service, and if within 3 years following such Change In Control (i) the employment of the Participant is terminated as a result of such Change In Control, or (ii) the Plan is terminated, then the retirement benefit of the Participant, determined as of the date the event described in (i) or (ii) occurs, shall be the Present Value of the Normal Retirement Benefit, except that the Normal Retirement Benefit will not be reduced by the application of the Vesting Percentage.  Instead, the benefit will be reduced by 5%  for each of the Participant’s completed Service  years  less than 20.  Such retirement benefit shall be payable in a lump sum within 90 days of the event described in (i) or (ii) to the Participant if he is living, or if not living the Beneficiary.  Notwithstanding the foregoing, the Participant or the Beneficiary may elect to receive benefits over a 10-year period in equal annual payments.

4.1                                 Termination Following Change in Control:  Notwithstanding any provisions in this Plan to the contrary, if the Participant’s employment with Sterling is terminated within 3 years following a Change In Control of Sterling, such termination of employment shall be deemed to be as a result of the Change In Control of Sterling for purposes of this Section 4 unless such termination is because of his death, Disability, or Retirement.

4.2                                 Exclusive Benefit:  A Participant’s receipt of benefits under this Section 4 shall be in lieu of all other benefits provided under the Plan.

V.  TERMINATION

5.0                                 Termination for Cause:  Notwithstanding any contrary provision of this Plan, in the event a Participant’s employment is terminated for cause there shall be no benefits accrued or paid under the Plan to the Participant or Beneficiary.  Cause, prior to a Change In Control, shall mean a determination by the Board in its absolute discretion, that a Participant has engaged in dishonest or fraudulent action in the performance of his duties for Sterling.  Cause, following a Change In Control shall mean conduct that would violate the Criminal Code of the State of Washington.

5.1                                 Non-compete Clause:  Notwithstanding any contrary provision of this Plan, the right of a Participant to any benefits under this Plan will be forfeited if for a period of one year following termination of Service, Participant without express prior written approval of Sterling directly or indirectly owns or holds any proprietary interest in any corporation, partnership, sole proprietorship or other entity engaged in competition with Sterling (a “Competitor”), or if after a period of two years following termination of employment, the Participant, without prior written consent of Sterling (a) solicits for the account of any Competitor, any customer or client of Sterling; (b) acts on behalf of any Competitor to interfere with the relationship between Sterling and its Employees; or (c) solicits Employees for new employment.  For purposes of this Section 5.1, (i) the term “proprietary interest” means legal or equitable ownership, whether through stockholdings or otherwise, of greater than a 20% equity interest in a business, firm or entity, and (ii) an entity shall be considered to be “engaged in competition” if such entity is, or is a holding company for a bank, savings and loan association or other financial services business engaged in a business that competes with Sterling in the states of Washington, Idaho, Montana or Oregon.

VI.  DISTRIBUTIONS

6.0                                 Method of Payment:  Retirement benefits shall be payable in monthly installments.

6.1                                 Acceleration of Benefit Payments:  The Committee shall have the right, in its absolute discretion, to accelerate any payments being made hereunder.  If it is decided to accelerate the benefit payments, the prepayment amount will be the Present Value of the Participant’s benefit payments.  Any prepayment shall be in full satisfaction of the obligation hereunder to the Participant or Beneficiary to the extent thereof.

VII.  PLAN ADMINISTRATION

7.0                                 Administration:  This Plan shall be administered for Sterling by persons or entities designated by the Committee to administer the Plan (the “Designee”).  Subject to the discretion of the Board and the Committee, the Designee shall have the authority to control and manage the operation and administration of the Plan.  In the event that an overpayment is made, or in the event the retirement benefit is paid to an individual who is not entitled to the retirement benefit under the Plan, the Designee shall take all reasonable steps as soon as practicable to adjust future payments, to recover the overpayment, including the institution of judicial proceedings.

7.1                                 Committee – Specific Authority:  The authority of the Committee shall include, without limitation, the power:

(A)          To amend or modify this Plan, provided that any such amendment or modification may not reduce the then Early Retirement Benefit of the Participant;

(B)           To terminate this Plan, provided that any such termination may not reduce the retirement benefits of a Participant then in Service, which he shall be entitled to receive commencing at Normal Retirement Age in lieu of any other benefit under this Plan.

(C)           To authorize the Designee to administer the claims procedure to the extent provided in Section 8.

(D)          To interpret the provisions of this Plan.

7.2                                 Required Information to Designee:  Each Participant will furnish to the Designee such information as the Designee considers necessary or desirable for purposes of administering the Plan, and the revisions of the Plan respecting any payments under it are conditional upon the Participant’s furnishing promptly true, full and complete information as the Designee may request. Such representation shall be binding upon any party seeking to claim a benefit through a Participant.  Each Participant will submit proof of age to the Designee at such time as required by the Designee.  The Designee will, if proof of age is not submitted as required, make use of conclusive evidence of any information as is deemed by it to be reliable.

VIII.  CLAIMS PROCEDURE

The following claims procedure shall apply with respect to this Plan:

8.0                                 Claims Procedure:  Any claim for benefits must initially be submitted in writing to the Designee, as defined in Section 7.0.  If the claim is denied, in whole or in part, the claimant shall receive from the Designee notice in writing setting forth the specific reasons for denial, with specific reference to pertinent provisions of this Plan and a description of any additional material or information necessary for the claimant to perfect the claim.  Notice shall be provided within 90 days of the date the claim for benefits is received.  If the Designee fails to notify the claimant of the decision in timely manner, the claim shall be deemed denied as of the close of the initial 90-day period.

8.1                                 Procedure for Review:  Within 60 days following receipt by the claimant of notice denying his claim, in whole or in part, or if such notice shall not be given, within 60 days following the latest date on which such notice timely could have been given, the claimant may appeal the denial of the claim by filing a written application for review with the Committee.  Following such request for review, the Committee shall review the decision denying the claim.

8.2                                 Decision on Review:  The decision on review of a denied claim, in whole or in part, by the Designee shall be made in the following manner:

(A)          Within 60 days following the Committee’s receipt of the request for review, the Committee shall notify the claimant in writing of its decision with regard to the claim.  If the decision on review is not furnished in a timely manner, the claim shall be deemed denied as of the close of the initial 60-day period.

(B)           With respect to a claim that is denied, in whole or in part, the decision on review shall set forth specific reasons for the decision.

(C)           The decision of the Committee shall be final and conclusive.

8.3                                 Action by Authorized Representative of Claimant:  All actions set forth in this Section 8 to be taken by the claimant likewise may be taken by a representative of the claimant duly authorized by him to act on his behalf on such matters.  The Designee and the Committee may require such evidence of the representative’s authority to act as either the Designee or the Committee may reasonably deem necessary or advisable.

IX.  MISCELLANEOUS

9.0                                 Competence:  Every person receiving or claiming amounts payable under this Plan shall be conclusively presumed mentally competent and of legal age until the Committee receives a written notice, in a form, manner and substance acceptable to it, that the person is incompetent or is a minor or that a guardian or other person usually vested with care of the person’s estate has been appointed.  In that case, payments shall be made to the appointed person on behalf of the recipient.  Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

9.1                                 Lost Distributees:  Notwithstanding any contrary provision herein, a benefit shall be deemed forfeited if the Committee is unable after a reasonable effort to locate the Participant or any party claiming under or through him to whom payment is due; provided, however, that such benefit shall be reinstated if a valid claim is made by or on behalf of such person for the forfeited benefit.

9.2                                 Receipt and Release for Payments:  Any payment made from the Plan to or with respect to any Participant shall be in full satisfaction of all claims hereunder against the Plan and Sterling with respect to the Plan to the extent of such payment.  The recipient of any payment from the Plan may be required by the Committee to execute a receipt and release thereto in such form as shall be acceptable to the Committee as a condition precedent to such payment.

9.3                                 Employment Not Guaranteed:  Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to be retained in the employ of Sterling, nor shall it interfere with the right of Sterling to discharge a Participant or deal with him without regard to the effect thereof under the Plan.

9.4                                 No Liability:  Neither Sterling, the Committee, the Board nor any affiliate of any of them shall be liable for any action or determination made with respect to this Plan.

9.5                                 No Guarantee of Tax Consequences:  Neither Sterling nor the Committee makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any Participant in the Plan.

9.6                                 Merger: This Plan document including Exhibits constitute the full and entire understanding with regard to this subject matter and may not be modified or abrogated orally or by course of dealing, but only by another instrument in writing duly executed by the Board.

9.7                                 Severability:  In the event any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid or unenforceable provision had never been included herein.

9.8                                 Benefits Not Assignable:  Neither the Participant nor Beneficiary may assign, transfer, anticipate or pledge the benefits under this Plan, nor may they be subject to attachment or garnishment of creditors.  Any attempt to assign, transfer or pledge a Participant’s benefits under this Plan is void.

9.9                                 Headings:  The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

9.10                           Notice:  Any notices required or permitted to be given under this Plan shall be sufficient if in writing and hand delivered or sent by certified or registered mail, return receipt requested, to the following addresses:

To Sterling:	Sterling Financial Corporation and
Sterling Savings Bank
111 North Wall Street
Spokane, WA 99201

To Participant:	At the Participant’s Address on File with Sterling
or at such other addresses as Sterling or a Participant may designate, from time to time, in writing.

9.11                           Governing Law:  To the extent not superceded by the laws of the United States, the Plan will be construed and enforced according to the laws of Washington.

9.12                           Gender Usage:  The use of the masculine includes the feminine gender for all purposes of this Plan document.

9.13                           Exhibits:  Exhibits referred to herein shall be deemed to be incorporated herein by reference.

X.  EFFECTIVE DATE

10.0                           The effective date of this Plan shall be January 1, 2002.

IN WITNESS WHEREOF, the Sterling Financial Corporation and Sterling Savings Bank Supplemental Executive Retirement Plan, having been duly approved and adopted by the respective Board of each entity, is executed on behalf of the Sterling on                                    , 2002.

Sterling Financial Corporation

By:
Title:

Attest:

By:

(Corporate Seal)

Sterling Savings Bank

By:
Title:

Attest:

By:

(Corporate Seal)

Exhibit 1

STERLING FINANCIAL CORPORATION

and STERLING SAVINGS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

BENEFICIARY DESIGNATION

AND ACKNOWLEDGMENT FORM

Pursuant to the Plan, in the event of the Participant’s death, the Participant designates the following as the Beneficiaries to succeed to any rights the Participant may have to receive benefit payments under this Plan:

1.				%*
Beneficiary Name	Address	Social Security No.	Percent

2.				%*
Beneficiary Name	Address	Social Security No.	Percent

Furthermore, Participant and Participant’s spouse hereby acknowledge:

(i)                                     that the Participant has been assigned to Class        and to an Annual Salary of $                      under the Plan;

(ii)                                  that notwithstanding any oral or written descriptions of the Plan, the Plan documents, as it may be amended from time to time, shall govern the Plan and the Participant’s rights under the Plan.

Participant

Participant’s Spouse

* If the percentage for each Beneficiary is not provided, the total benefit will be divided equally among the living Beneficiaries designated.